Exhibit 99.1

Esterline Corporation 500 108th Avenue NE Suite 1500 Bellevue, WA 98004	Tel: 425-453-9400 Fax: 425-453-2916 www.esterline.com NYSE symbol: ESL

FOR IMMEDIATE RELEASE

Contact: Brian D. Keogh	425/453-9400

ESTERLINE COMPLETES ACQUISITION OF CMC ELECTRONICS,

BELLEVUE, Wash., March 14, 2007 — Esterline Corporation (NYSE:ESL www.esterline.com) today announced that it completed the acquisition of Canada-based CMC Electronics Inc., a leading aerospace/defense avionics company, for approximately $335 million in cash.

Robert W. Cremin, Esterline’s chief executive officer, said that CMC significantly expands the scale of Esterline’s existing Avionics & Controls business by adding a premier systems integrator of high technology avionics. He said, CMC “…is a natural evolution following Esterline’s successful performance as a Tier I supplier to Boeing for the 787 cockpit Overhead Panel System.”

CMC is a world leader in the design, manufacture, sales and support of high-technology electronics products for aviation including global positioning, enhanced vision, and flight management systems. The company employs more than 1,100 people, including more than 400 engineers, at its principal locations in Montreal, Ottawa and Chicago.

With CMC, Esterline now employs over 9,000 people around the world. Cremin said that CMC will continue to run as a stand-alone operation reporting through Esterline’s Avionics & Controls segment. He said CMC “…brings us an experienced and proven management team and a strong engineering and technology base.”

Esterline was advised in this transaction by Bear Stearns; CMC was advised by Jefferies Quarterdeck, a division of Jefferies & Company, Inc.

About Esterline:

Esterline Corporation is a leading world-wide supplier to the aerospace and defense industry specializing in three core areas: Avionics & Controls, Sensors & Systems, and Advanced Materials. Operations within the Avionics & Controls segment focus on technology interface systems for commercial and military aircraft and similar devices for land- and sea-based military vehicles, secure communications systems, specialized medical equipment, and other high-end industrial applications. The Sensors & Systems segment includes operations that

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produce high-precision temperature and pressure sensors, electrical power distribution equipment, and other related systems principally for aerospace and defense customers. Operations within the Advanced Materials segment focus on technologies including high-temperature resistant materials and components used for a wide range of military and commercial aerospace purposes and combustible ordnance and electronic warfare countermeasure products.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission.